Omid Farokhzad, M.D.
Chief Executive Officer
Seer, Inc.
3800 Bridge Parkway, Redwood City, CA 94065

July 1, 2026

CONFIDENTIAL — DELIVERED PERSONALLY

The Board of Directors
Seer, Inc.
3800 Bridge Parkway, Redwood City, CA 94065
Attention: Lead Independent Director and Members of the Board of Directors

Re: Proposal to Take Seer, Inc. Private at $2.45 per Share in Cash Plus Two Contingent Value Rights

Dear Members of the Board:

After careful reflection, I am writing in my personal capacity as a stockholder of Seer, Inc. (the “Company”) — and not in my capacity as Chairman of the Board of Directors and Chief Executive Officer — to submit a non-binding proposal to acquire all of the outstanding shares of common stock of Seer, Inc. (the “Company”) that I do not already own (the “Proposal”).

The Proposal consists of $2.45 per share in cash, plus two separate Contingent Value Rights (“CVRs”): (i) a tiered Revenue-Linked CVR of up to $0.25 per share tied to a defined revenue milestone; and (ii) a tiered Sale-Linked CVR of up to $2.91 per share tied to a future sale, license, or strategic disposition of the Company or its core assets following closing. The cash consideration represents a 41% premium to the 30- day volume weighted average trading price of the Company’s shares as of June 30, 2026 and, assuming full payment of the CVRs, the aggregate consideration represents a 222% premium.

I want to acknowledge directly, at the outset, the inherent conflict of interest this Proposal creates. I am the Chairman of the Board of Directors and Chief Executive Officer of the Company, and I am also proposing to acquire all of the outstanding shares of the Company that I do not already own. I therefore respectfully request that the Board (a) promptly form a Special Committee of independent and disinterested directors, advised by independent financial and legal advisors of its own choosing, to evaluate this Proposal and any alternatives, and (b) treat me as recused from all Board-level deliberations regarding the Proposal, any competing proposal (including the Radoff-JEC alternative), and any related strategic review. I will continue to discharge my day-to-day operating responsibilities to the Company and its stockholders, and I will cooperate fully with the Special Committee and its advisors.

I am submitting this Proposal because, in my judgment as the person closest to the science, the team, and the customer, our stockholders deserve a fully-financed, value-maximizing alternative to the Radoff-JEC proposal — an alternative that preserves and continues to build the platform rather than dismantling it, and that provides shareholders the opportunity to more efficiently participate in Seer’s value creation opportunity rather than cashing them out of it.

The remainder of this letter sets out, in my own voice, (i) why I believe Seer’s mission is best executed as a private company, (ii) why this Proposal delivers superior, more certain value to our stockholders, and (iii) why this Proposal is meaningfully better than the Radoff-JEC alternative.

I.
Why I Believe Seer Should Be Private

I built and have led this Company because I believe unbiased, deep proteomics will reshape biology and medicine. That belief has not changed. My belief in the capabilities of our team has also not changed. What has changed is my conviction — sharpened over the last several quarters and brought to a head by the current proxy contest — that, at present, the benefits of being a public company are outweighed by the ability as a private company to deliver on our mission by focusing on the creation of long term value with our customers and employees. As a result, I believe that now is the most value-maximizing time for public shareholders who prefer near-term liquidity while preserving some of their long-term upside in value creation to exit their position. Two structural realities, in particular, have led me to this conclusion.

1.
Public-Company Costs Are a Material Drag on a Company at Our Stage.

Seer carries the full cost stack of a Nasdaq-listed reporting company — SOX compliance, ‘34 Act reporting, audit and legal, D&O insurance, investor relations, exchange and transfer-agent fees, and a meaningful share of my own time and my leadership team’s time. For a pre-profitability platform company, those dollars and that bandwidth are far more productively redeployed into R&D, commercial team buildout, and customer success. As a private company, every dollar saved on the public-company apparatus is a dollar I can reinvest behind the Proteograph platform.

2.
The Quarterly Earnings Cycle Does Not Align With How Value Is Actually Created Here.

Capital-equipment and consumables ramps in proteomics are inherently lumpy. Instrument placements, pull-through, and partnership milestones do not — and should not — track a 90-day reporting cadence. Today, I am asked to manage to that cadence anyway: guidance, sell-side modeling, conference calls, and the temptation to make near-term decisions (pulling forward discounts, deferring strategic hires, trimming long-payoff research) that optically smooth a quarter at the expense of the long-term franchise. As a private company, I can invest counter-cyclically, pursue multi-year scientific opportunities, and make capital allocation decisions on a 3-to-5 year arc rather than a 13-week one. That is the operating model the science demands.

II.
This Proposal Creates Superior Value for Our Stockholders

The Proposal is designed to maximize value for our stockholders by giving them certain, near-term cash through an upfront cash payment while also preserving meaningful upside participation through two additional CVR instruments that, together, cover the two key ways in which value can be realized from this platform — operating performance and strategic monetization. The Proposal is not subject to a financing contingency.

Upfront Cash – Delivering an Immediate Premium

At the closing of the transaction, Company shareholders would receive an immediate cash payment of $2.45 per share.

Two Separate CVRs — Designed to Capture the Full Upside of the Platform.

(A)
Tiered Revenue-Linked CVR 1 -- Payable upon achievement of defined revenue milestones in calendar year 2031: $0.08 per share if revenue is between $50 and $60 million, $0.17 per share if revenue is between $60 and $70 million, and $0.25 per share if revenue exceeds $70 million. This CVR rewards our stockholders for the continued commercial execution of the business that I and the team will be running under private ownership.
(B)
Tiered Sale-Linked CVR 2 —Payable following any subsequent sale, divestiture, or strategic transaction involving the Company or its core assets occurring within 5 years of closing, above a defined threshold. Shareholders will receive $0.08 per share if the aggregate amount actually paid to the Company within 5 years of closing (the “Transaction Value”) is up to $100 million, $0.17 per share if the Transaction Value is between $100 and $250 million, $0.50 per share if the Transaction Value is between $250 and $400 million, $0.83 per share if the Transaction Value is between $400 and $600 million, $1.33 per share if the Transaction Value is between $600 and $800 million, $1.83 per share if the Transaction Value is between $800 million and $1 billion, $2.33 per share if the Transaction Value is between $1 billion and $1.2 billion and $2.91 per share if the Transaction Value exceeds $1.2 billion. The payment to shareholders will be increased by $5 million in the aggregate if the transaction is consummated within 12 months. This CVR ensures that if a future strategic outcome materializes, today’s stockholders share in that outcome rather than seeing it accrue solely to me.

The potential value to be paid to stockholders from these CVRs will not be subject to dilution from future equity financings.

Our stockholders are not simply being cashed out — they are being given the opportunity to continue sharing in the upside of the business alongside me, with all of the long-term compounding that private ownership of this platform implies.

Together, the two CVRs are structured so that stockholders participate in the operating performance (Revenue-Linked) and strategic monetization (Sale-Linked) that will crystallize the value creation I believe we can achieve. The CVRs are intended to be structured as non-tradeable CVRs that would enable the Company to terminate its reporting status as a public company. The payment terms for the CVRs are subject to further review in order to achieve that outcome.

1Payouts tied to per share amounts correspond to $5 mm, $10 mm and $15 mm, respectively.

2Payouts tied to per share amounts correspond to $5 mm, $10 mm, $30 mm, $50 mm, $80 mm, $110 mm, $140 mm and $175 mm, respectively.

Continuity of Mission and Team. As the CEO leading this Proposal, I am personally committing to remain with the Company and to retain Seer’s scientific and commercial leadership, maintain Redwood City as our operating headquarters (though with a reduced footprint), and accelerate — not curtail — investment in the Proteograph platform and pipeline.

Speed and Certainty. I am prepared to move to a definitive agreement on an expedited timeline and have engaged Latham & Watkins LLP as part of this contemplated proposal.

In short: stockholders receive a fully-financed cash payment and two milestone-based CVRs— executed by the same team that has built it, but freed from the structural constraints described in Section I.

III.
This Proposal Is Superior to the Radoff-JEC Alternative

The Radoff-JEC Group’s most recent public offer was $2.45 per share in cash plus a CVR that is structurally unlikely to pay.

My Proposal matches the Radoff-JEC headline upfront cash price dollar-for-dollar — $2.45 per share — while also offering CVRs that I believe are more likely to generate value from the ability to participate in the operational and strategic value creation of the Company.

1.
Greater Value Creation — Plus Participation in Upside the Radoff-JEC Group Does Not Offer.

Our stockholders receive identical cash consideration of $2.45 per share at closing. In addition, unlike the Radoff-JEC alternative, our Proposal keeps stockholders who are not focused on near-term liquidity in the business and able to participate in the value creation upside as revenues grow and value creation occurs over time. The Radoff-JEC offer asks our stockholders to walk away; our Proposal asks them to stay invested alongside me.

2.
The Radoff-JEC CVR Is Structurally Unlikely to Pay; Ours Is Designed to Pay.

A CVR is only as valuable as the business plan that underwrites it. As I read the Radoff-JEC thesis, it is fundamentally a wind-down / return-of-capital thesis — the Radoff-JEC Group’s campaign has emphasized stripping the Company of cash by demanding a tender offer to repurchase shares, not reinvestment behind the Proteograph platform. As I understand, the Radoff JEC Group has made no commitment to invest in the business – in fact, there is nothing prohibiting the Radoff-JEC Group from harvesting all of the Company’s cash immediately upon closing of their transaction. Nor has the Radoff-JEC group identified who would manage the Company after closing of their transaction. A CVR tied to commercial or strategic milestones cannot meaningfully pay out under a strategy that is shrinking, harvesting, and unwinding the operating business. The Radoff-JEC CVR therefore has, in my judgment, a probability-weighted value that is materially below its headline number, and our stockholders should not credit it at face.

By contrast, the CVRs in this Proposal are paid out of a business that I personally invested in and intend to continue building. The Revenue-Linked CVR rewards the same commercial growth the team and I have been executing. The Sale-Linked CVR rewards a future strategic outcome that I, as the operator of the private company, am credibly positioned to deliver. These instruments are achievable because the platform will have funding and be actively operated, not liquidated.

3.
Same Cash, Plus Two CVRs Versus One

At identical cash consideration, our Proposal offers stockholders two CVR instruments — a Revenue- Linked CVR and a Sale-Linked CVR— versus the Radoff-JEC single CVR tied to a wind-down strategy that, on its own terms, is unlikely to generate the milestone outcomes a CVR is designed to capture. Stockholders are better off on a cash basis and gain materially more from the company’s operational success and ultimate value creation.

4.
Alignment With Long-Term Holders and With the Mission.

Our stockholders bought Seer for the science and the large future market opportunity that proteomics provides. They deserve a transaction that respects the science and our addressable share of this large market. A wind-down monetizes the balance sheet; our Proposal monetizes the franchise while keeping our stockholders as partners in it — paying today’s holders the same cash the Radfoff-JEC Group proposal, with two additional CVR payments, that I, personally, am invested in and committing my time to seek to achieve.

IV.
Why This Proposal Maximizes Value to All Stakeholders

The vision I have for Seer — and the vision our management team has been building toward from day one — has never been the work of any one person, or any one office. It has always been the work of a community. The scientists in our labs, the engineers refining the Proteograph platform, the commercial teams sitting shoulder-to-shoulder with our customers, the researchers at academic and biopharma partners who trust our technology with their most important questions — every one of these stakeholders is part of the same mission, and every one of them is essential to realizing it.

This Proposal is designed for that community. Taking Seer private is not a retreat — it is an invitation. It is an invitation to our employees to keep building without the distraction of a quarterly scoreboard that does not measure what actually matters here. It is an invitation to our customers to keep pushing the boundaries of what unbiased, deep proteomics can reveal, with a partner whose horizon matches their own. It is an invitation to our scientific collaborators to plan multi-year studies with confidence that the platform they are building on will be funded, supported, and continuously improved.

Employees. Our people are the single greatest asset of this Company. Freed from the overhead, distraction, and short-termism of the public-company structure, they will have more resources, more focus, and more room to do the ambitious, patient work that first drew them to Seer. A private Seer is a place where the best proteomics talent in the world can build careers around a mission — not around a stock chart.

Customers and Scientific Partners. Our customers rely on Seer to help them see biology that no other technology can reveal. That trust is earned every day, and it is best repaid by a Company that can invest counter-cyclically in reliability, service, and continued platform innovation — regardless of what any given quarter looks like. Private ownership lets us make those investments unapologetically.

Stockholders. Our stockholders — the ones who bought Seer for the science, not for a quick trade — deserve a transaction that respects that conviction. This Proposal gives them certain cash today and meaningful, structured participation in the upside their patience has earned.

The Broader Proteomics Community. The narrative around proteomics is at an inflection point. The field is finally catching up to what our team, our customers, and our partners have been demonstrating for years — that unbiased, deep proteomics is the missing layer between the genome and the phenotype, and that it is going to reshape how biology is done and how medicine is delivered. Changing that narrative — moving proteomics from “promising” to “indispensable” — is not something a management team can do alone. It requires the sustained buy-in of every constituency that touches this platform. This Proposal is designed to secure that buy-in, and to give the entire community the runway, the focus, and the operational stability to see the story through.

The ambitious goals I have for this Company are not — and have never been — achieved at the management level alone. They are achieved through every person who sees Seer for the specialty it is, and who chooses to build alongside us. This Proposal is my commitment to all of them: to keep building, together, with a structure that finally matches the mission.

V.
Process, Conflicts, and Next Steps

This Proposal is non-binding and is subject to limited, customary conditions, including (i) negotiation and execution of mutually acceptable definitive agreements, (ii) completion of confirmatory due diligence, (iii) approval of the Proposal by the holders of a majority of the outstanding shares of Seer common stock not owned by me or my affiliates (a “majority-of-the-minority” vote) and (iv) customary regulatory approvals. It is not subject to a financing contingency.

I respectfully request that the Board:

•
Promptly form a Special Committee of independent and disinterested directors, advised by independent financial and legal advisors of its own choosing, to evaluate this Proposal and any alternatives reasonably available to the Company;
•
Treat me as recused from all Board-level deliberations regarding this Proposal, the Radoff-JEC alternative, and any related strategic review;
•
Engage with me on this Proposal; and
•
Publicly disclose the existence and terms of this Proposal so that our stockholders may consider it.

I want to close on a personal note. Submitting this letter is not a decision I have taken lightly. I have spent years building this Company, and I would not be putting my own capital and reputation behind this Proposal, and inviting our existing stockholders to share in the future value creation — if I did not believe, deeply, that this is the right time and that this is the right path for our stockholders, our employees, our customers, and the mission. I am committed to a process that is rigorous, independent, and fair, and I will support the Special Committee in whatever conclusion it reaches.

This letter is an expression of interest only and does not constitute a binding offer or a commitment to enter into any transaction. No legally binding obligation will arise unless and until definitive agreements are executed.

Respectfully,

/s/ Omid Farokhzad

Omid Farokhzad, M.D.

Chief Executive Officer (signing in personal capacity)

Seer, Inc.

cc: Lead Independent Director; Wilson Sonsini Goodrich & Rosati